EXHIBIT 99.1

WHEELING ISLAND GAMING, INC. ANNOUNCES

QUARTERLY OPERATING RESULTS

WHEELING, W.Va (MAY 17, 2005) — Wheeling Island Gaming, Inc. announced today that the company’s unaudited financial results for the quarter ended April 3, 2005 reflect operating revenues of $28.7 million, representing an increase of $0.4 million or a 1.3% increase over the same quarter last year.

Gaming revenues, which represent 84.1% of total revenues, were $24.1 million, representing an increase of $0.4 million or 1.7% over the same quarter last year.  The increase in gaming revenues was due to five additional days of gaming activity in the reported fiscal quarter, partially offset by the impact of an Ohio River flood which closed the facility for three days and a portion of another day in January 2005.

“Wheeling Island Gaming continues to perform well,” said Ron Sultemeier, President of Delaware North Companies Gaming & Entertainment and Chief Executive Officer of Wheeling Island Gaming.  “Wheeling continues to set the pace as one of the top entertainment destinations in the region.  The hotel, the showroom and the additional gaming space have proven to be incredibly popular with both new and repeat guests.”

The company’s operating income for the quarter was $8.6 million or $1.4 million lower than the same quarter last year. The decrease in operating income was due primarily to a $0.5 million increase in food and beverage expenses associated with the opening of the new Island Room Buffet, as well as a $0.7 million increase in marketing expenses associated with increased complimentary costs and other promotional expenses.

Net income for the quarter was $1.7 million, representing a decrease of $2.4 million as compared to the same quarter last year.  The lower net income was due to the lower income from operations coupled with $2.3 million of net casualty losses resulting from the January 2005 flood and the September 2004 flood, offset by $1.3 million in lower federal income tax expense.

The company defines EBITDA as net income before interest, taxes and depreciation and amortization. EBITDA is non-GAAP. The company believes that EBITDA can assist investors in analyzing and assessing its ability to service debt. In addition, management focuses on EBITDA, as defined, as a measure of the ability of the business to generate cash. This measure should not be considered in isolation or as an alternative to net income in measuring operating performance and as an alternative to cash flows in measuring the company’s liquidity. EBITDA, as the company defines this term, may not be comparable to a similarly titled financial performance measure presented by other companies.

The company recorded EBITDA of $9.2 million for the quarter, representing a decrease of $3.9 million or 29.2% as compared to the first quarter last year.  The decrease in EBITDA was primarily due to $2.3 million of net casualty losses related to the January 2005 flood and the September 2004 flood.

As of April 3, 2005, Wheeling Island Gaming has $138.0 million of debt outstanding, comprised of $125 million of unsecured senior notes and $13.0 million of borrowings under its revolving credit facility.

Today, the company filed its Form 10-Q with the Securities and Exchange Commission.  The Form 10-Q filing includes the unaudited financial results of the company for quarter ended April 3, 2005.  The Form 10-Q was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Delaware North Companies Gaming & Entertainment, Inc., a wholly owned subsidiary of Delaware North Companies, Inc.

Delaware North Companies, Inc. is one of the world’s leading hospitality and food service providers.  Its family of companies includes Delaware North Companies Gaming & Entertainment, Delaware North Companies Parks & Resorts, CA One Services, Sportservice, Delaware North Companies International, FleetCenter (soon to be renamed TD Banknorth Garden), and the Delta Queen Steamboat Company. Delaware North Companies, Inc. is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 30,000 associates serving half a billion customers in the United States, Canada, Australia, New Zealand and the United Kingdom.

Note:  This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Statements concerning anticipated future events and expectations are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, any of which could cause actual results to differ materially from those expressed or implied by the statements herein.  These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media contact Wendy Watkins, Vice President Corporate Communications, Delaware North Companies—716-858-5092

EBITDA – NON-GAAP MEASURE

($000’S Omitted)

Reconciliation of Cash Provided by Operating Activities to EBITDA

	Three Months Ended
	April 3, 2005	March 28, 2004

Cash provided by operating activities	$5,909	$11,407

Deduct changes in other assets and liabilities	(1,228)	(3,884)
Add interest expense excluding amortization of debt issuance costs	3,520	3,497
Add current federal tax expense	1,033	2,030

EBITDA *	$9,234	$13,050

* EBITDA means earnings before interest, taxes, depreciation and amortization.